Exhibit 99.1

FOR IMMEDIATE RELEASE

Earthstone Energy, Inc. Reports 2014 Year-End Proved Reserves and

Provides Operations Update and 2015 Guidance

Proved Reserves Increase 95% with Oil Reserves Increasing 126% and Proved Developed Reserves Increasing 165%

Houston, Texas, March 9, 2015 – Earthstone Energy, Inc. (NYSE MKT: ESTE) (“Earthstone” or the “Company”) today reported 2014 year-end proved reserves and comparative production for the years ended December 31, 2014 and 2013. Further, the Company provided an operations update and 2015 guidance.

Recent Transactions – Basis of Reporting

On December 19, 2014, the Company completed a strategic combination with Oak Valley Resources, LLC (“Oak Valley”), which resulted in a change of control, and concurrently acquired additional interests in an existing Eagle Ford development project located in Fayette and Gonzales Counties, Texas. The Company’s property portfolio now includes activities in the Eagle Ford trend of South Texas and in the Williston Basin, including both North Dakota and Montana. The strategic combination was accounted for as a reverse acquisition whereby Oak Valley was considered the acquirer for accounting purposes. Accordingly, all historical information provided in this release and that which will be included in the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2014 is that of Oak Valley, with the Earthstone and Eagle Ford transactions accounted for as acquisitions at closing. Additionally, the Company’s fiscal year-end was changed from March 31 to December 31.

Proved Reserves

The Company’s estimated proved reserves at year-end 2014, which were prepared in accordance with SEC guidelines by the independent reservoir engineering firm of Cawley, Gillespie & Associates, Inc., were approximately 22.2 million barrels of oil equivalent (“MMBOE”), 62% of which were oil and 44% of which were proved developed.

From 2013 year-end to 2014 year-end, the Company’s proved reserves increased as follows:

1.	Total proved reserves increased 95% from 11.4 MMBOE to 22.2 MMBOE;

2.	Proved developed reserves increased 165% from 3.7 MMBOE to 9.8 MMBOE; and

3.	Proved undeveloped reserves increased 61% from 7.7 MMBOE to 12.4 MMBOE.

These significant increases resulted from a combination of our Eagle Ford drilling and development program along with the strategic combination and acquisition of Eagle Ford properties.

SEC rules require that the reserve calculations utilize the unweighted average price on the first day of the month for the prior twelve month period. Oil, natural gas, and natural gas liquids prices used for our 2014 year-end reserve report, prior to adjusting for quality and basis differentials, were $94.99 per barrel, $4.31 per MMBtu (million British Thermal units), and $30.19 per barrel, respectively. The following table indicates estimated proved reserves by category as of December 31, 2014.

Reserve Category	Oil (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBOE)
Proved Developed	6.1	16.2	1.0	9.8
Proved Undeveloped	7.7	22.4	1.0	12.4

Total	13.8	38.6	2.0	22.2

Production

The Company expects to report production for the year ended December 31, 2014 as follows:

	Twelve Months Ended December 31,		Change	Pro Forma Nine Months Ended September 30, 2014
	2014	2013
Total Volumes
Oil (MBbls)	412	163	152%	551
Gas (MMcf)	2,148	2,635	(19%)	1,874
NGL (MBbls)	126	134	(6%)	108
Total (MBOE)	896	737	22%	971

Daily Volumes
Oil (Bblspd)	1,128	447	152%	1,510
Gas (Mcfpd)	5,884	7,220	(19%)	5,135
NGL (Bblspd)	345	368	(6%)	296
Total (BOEPD)	2,454	2,019	22%	3,558

Volume by Commodity Type
Oil	46%	22%	108%	57%
Gas	40%	60%	(33%)	32%
NGL	14%	18%	(23%)	11%

Note: Pro Forma Nine Months Ended September 30, 2014 is intended to show total production as if the strategic combination and the Eagle Ford transactions occurred on January 1, 2014.

Operations Update

Late in 2014, the Company suspended completion operations in anticipation of significant near-term reductions in costs. Such completion operations are expected to resume in late March 2015.

Following is a summary of currently projected operations for 2015 with respect to our operated Eagle Ford and Austin Chalk positions. These plans are subject to re-evaluation based on commodity prices and costs.

1.	We recently completed drilling two Eagle Ford wells in Fayette County and released the drilling rig.
2.	Including those two wells, we currently have an inventory of 17 gross operated Eagle Ford wells waiting on completion in Fayette and Gonzales Counties, Texas. Our average working interest in these wells is approximately 46%. Our current budget anticipates that all of these wells will be completed during 2015.
3.	We intend to resume drilling in April with two gross operated Eagle Ford wells in Karnes County, Texas. Completion operations for these wells are intended to begin shortly after running casing, with first production expected during the summer of 2015. We have a 50% working interest.
4.	At present, estimated Eagle Ford gross well costs, assuming a 6,000’ to 7,000’ lateral and an average of 32 frac stages, range from $7.1 million to $7.5 million. We estimate a 7,500’ lateral with 35 frac stages would range from $7.6 million to $8.1 million.
5.	We plan to follow our Karnes County Eagle Ford wells with three Upper Austin Chalk wells in Fayette County.
6.	Upper Austin Chalk wells with approximately 13,000’ of lateral length (two opposing laterals) are estimated to cost approximately $4.3 million gross. The Upper Austin Chalk is a naturally fractured formation, and therefore, these wells do not require fracture stimulation.

Guidance

Although our general plan is to develop our acreage with a continuous one rig program throughout 2015 and 2016, our current capital budget and guidance shown below is based on i) the resumption of completion operations in late March and ii) resumption of drilling operations in April with a one rig drilling program through the summer of 2015. Our land budget is intended to maintain and expand our acreage position, but it does not reflect additional meaningful acquisitions. We will continue to evaluate drilling and completion operations, prevailing prices, and costs. Accordingly, our budget is subject to change.

Capital Expenditures	$ millions	Number of Gross Wells Spud	Number of Gross Wells On Line
Drilling and Completion:
Eagle Ford – Fayette/Gonzales Counties	38.0	2	17
Bakken	12.0	34	26
Eagle Ford – Karnes County	8.0	2	2
Austin Chalk – Fayette County	6.5	3	3
Eagle Ford – La Salle County	7.5	0	13

Total Drilling and Completion	72.0	41	61

Land	13.0	n/a	n/a

Total	85.0	41	61

Full Year 2015
Production (BOEPD)	4,200 –4,600
% Oil	63%
% NGLs	11%
% Gas	26%

Operating Costs and Expenses ($/BOE)
Lease Operating & Workover	10.00 – 12.00
Production Taxes	2.00 – 3.00
Cash G&A	6.00 – 8.00
DD&A	24.00 –26.00

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” section below.

Management Comments

Frank A. Lodzinski, President and Chief Executive Officer of Earthstone, said, “Despite current industry conditions, we are pleased with our significant progress. In just two short years, our senior management team took over and re-capitalized Oak Valley and accumulated significant proved, probable and possible reserves. Further, we have re-entered the public markets for the fourth time and are determined to make Earthstone our biggest success. During 2014, we increased proved reserves by 95%, with proved developed reserves growing by 165%. We suspended completion operations late in 2014 and as a result will realize significant cost savings. Although we anticipate continued drilling, we are being cautious with our activities in order to be prepared for opportunities. As we enter 2015, our goals are to continue our significant progress with continued development of our assets, additional acreage acquisitions in our focus areas, asset acquisitions and corporate M&A activities. We intend to pursue such opportunities aggressively but prudently. We have both survived and even prospered in prior industry down cycles.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, and purchases of reserves and exploration activities, with its current primary assets located in the Eagle Ford trend of Texas and in the Williston Basin of North Dakota and Montana. Earthstone is traded on NYSE MKT under the symbol ESTE. Information on Earthstone can be found at www.earthstoneenergy.com. Our corporate headquarters is located in The Woodlands, Texas. We also have an operating office in Denver, Colorado.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, expansion of production and development acreage, increased cash flow, earnings and assets and access to capital. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, the recent rapid, significant decline in oil prices and operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future oil and gas prices, production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Earthstone’s annual report on Form 10-K for the year ended March 31, 2014, recent quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Disclosure Statement

The reserve and financial information in this release are unaudited and subject to revision. Audited financial statements will be provided in our Annual Report on Form 10-K for the year ended December 31, 2014 currently planned to be filed with the SEC by the end of March 2015.

Contact:

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246